                                  EXHIBIT 10.24
                               SUPPLY AGREEMENT(s)

         This Agreement is dated as of May 1, 1998, by and between NETsilicon, Inc., having an address at 411 Waverley Oaks Road, Waltham, MA ("NSI"), and Osicom Technologies, Inc., having an address at 2800 28th Street, Santa Monica, CA ("Osicom").

         1. Term: The term of this Agreement shall be five (5) years from the date set forth above, and may be terminated only upon the mutual consent of both parties hereto.

         2. Agreement to Supply: For as long as this Agreement or any renewal or extension thereof is in effect, Osicom shall purchase from NSI, and NSI shall sell to Osicom, the products identified on Schedule A attached hereto and as revised by mutual agreement from time to time ("NSI Products"), for resale to present and future customers of Osicom. For as long as this Agreement or any renewal or extension thereof is in effect, Osicom (or any subsidiary of Osicom) shall manufacture NSI Products on behalf of NSI as long as they as price competitive.

         3. Prices:

                    A. Osicom shall pay to NSI for all NSI Products delivered hereunder an amount equal to the price as identified on Schedule A attached hereto. The price for the NSI Product shall increase or decrease in proportion to any increase or decrease, as the case may be, in NSI's Landed Costs, as hereinafter defined, such that NSI shall maintain the same gross margin percentage for each unit, provided, however, that NSI shall not offer to sell or sell any NSI Product at a lower price or upon more favorable terms than the price and terms offered to Osicom. "Landed Costs" shall be equal to costs to NSI from their supplier.

                    B. NSI shall pay Osicom for all NSI Products manufactured by Osicom for NSI at Osicom's best price, which will be determined by the parties from time to time.

         4. Invoicing and Payment: Each party shall invoice the other for their respective products, indicating in each case a shipping date and billing date. Payment shall be due on a net cash basis thirty (30) days from the billing date.

         5. Delivery of Products: Each party will provide products in accordance with their usual and customary methods. Orders will be received in accordance with each party's usual and customary procedures for accepting orders, which procedures have been communicated to by NSI to Osicom and by Osicom to NSI and may change from time to time in either party's reasonable discretion. In the event that either party orders any products in quantities substantially greater or less than the quantities normally ordered, such order must be placed in time as will reasonably permit the supplying party to fulfill that order (if greater) or to dispose of any excess quantity of product (if lesser) which the supplying party may have obtained.

         6. Force Majeure: Each party shall not be liable for any failure to deliver products if such failure has been occasioned by the occurrence of any act of war, fire, accident, casualty, embargo, strike, civil commotion, government prohibitions or pre-emptions, failure of any supplier to supply necessary products or ingredients, labor difficulties, equipment malfunction, shortages of ingredients, fuel or energy, or any other circumstance beyond such party's control.

         7. Miscellaneous:

         7.1 Notices given under this Agreement shall be in writing, and shall be deemed given when delivered by a recognized overnight service, or three (3) days after deposit by certified mail, return receipt requested, addressed to a party at the address given above, or to another address specified by a party.

         7.2 Each party (the "Indemnifying Party") agrees to protect, indemnify, and hold the other, its successors and assigns, harmless from and against any and all losses, liabilities, claims damages and expenses, including attorney's fees, which Indemnifying Party may hereinafter incur, suffer or be required to pay, and which arise out of Indemnifying Party's negligence or willful misconduct.

         7.3 This Agreement shall be governed by Massachusetts law. The parties consent to exclusive jurisdiction of courts sitting in Massachusetts for all disputes arising under this Agreement. Service of process is effective if served in the manner a notice may be given under this Agreement.

         7.4 Neither NSI nor Osicom shall not assign this Agreement to any other person or entity, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that Osicom may assign all or any part of this Agreement to any of its subsidiaries without the prior consent of NSI.

         7.5 This Agreement contains the entire understanding of the parties and may be changed or waived only in writing. Waiver of a breach of this Agreement shall not operate as a waiver of any other breach. This Agreement is binding upon and inures to the benefit of the parties hereto and their successors and assigns. Invalidity of any provision of this Agreement shall not affect other provisions.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

Attest:                                NET SILICON, INC.


                                       By: /s/ Cornelius Peterson
                                           -----------------------------
                                           Cornelius Peterson, President


                                       OSICOM TECHNOLOGIES, INC.


                                       By: /s/ Christopher E. Sue
                                           -----------------------------
                                           Christopher E. Sue,
                                           Vice-President of Finance

                                   Schedule A
                                    Products

         PRODUCTS                                                 PRICE
         --------------------------------------------------------------

Osicom Purchases from NETsilicon

         NET+ARM chips                                          $19.00

         Novell runtime licenses                                 $3.50

                             INTERCOMPANY AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into as of the 1st day of May, 1998, by and between NETsilicon, Inc., having an address at 411 Waverley Oaks Road, Waltham, MA ("NSI") and Osicom Technologies, Inc., having an address at 2800 28th Street, Santa Monica, CA ("Osicom").

                              W I T N E S S E T H:

         WHEREAS, NSI is currently a wholly owned subsidiary of Osicom;

         WHEREAS, NSI and Osicom are in the process of registering NSI's common shares with the U.S. Securities and Exchange Commission for the purposes of selling rights to purchase NSI's common shares to the public (the "Rights Offering");

         WHEREAS, after the Offering, Osicom will continue to be a substantial stockholder of NSI;

         WHEREAS, the parties deem it advisable at this time to provide for the terms and conditions of the business relationship between the parties after the Rights Offering;

         NOW, THEREFORE, in consideration of the premises and mutual undertakings herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the undersigned parties hereby agree as follows:

1. NSI hereby assigns, and Osicom hereby accepts the assignment of, the right to manufacture and market those products, commonly referred to by the parties as commercial products, listed on Schedule A attached hereto (the "Assigned Products").

2. NSI hereby assigns all of its right, title and interest in the following assets to Osicom:

         a. The names, addresses, phone numbers, principal contacts and sales history for the period through the close of the month immediately preceding the Closing Date with respect to all of NSI's commercial customers and all of NSI's sales leads and prospect lists together with copies of all relevant documents such as customer contracts, sales records, agreements, and the like;

         b. All accounts receivable with respect to the Assigned Products accruing after July 31, 1998;

         c. NSI's inventory of Assigned Products. Osicom shall have the option to purchase from NSI all of NSI inventory of Assigned Products existing on July 31, 1998 at a price equal to NSI's cost of manufacturing, developing and shipping such Assigned Products. NSI shall ship such Assigned Products inventory to Osicom at such a location as Osicom shall designate in such quantities and at such time as shall be requested by Osicom. Osicom will pay NSI on terms available to its most favored customers within thirty (30) days after the end of each calendar month for those Assigned Products which have been shipped to Osicom by NSI during such previous calendar month. No later than nine (9) months after the effective date of this Agreement, both parties will reconcile any remaining monies owed to NSI by Osicom, and Osicom will pay NSI any balance due.

         d. Furniture, fixtures, equipment and computer software as set forth on the attached Schedule B.

3. Osicom hereby assigns, and NSI hereby assumes, all of Osicom's right, title and interest in and to the trademark "NET+ARM", including, but not limited to those rights arising from a Trademark License Agreement dated July 14, 1998 by and between Osicom and ARM Limited. Osicom shall use its best efforts to obtain ARM Limited's consent to assignment of the Trademark Licensing Agreement prior to the commencement of the Rights Offering.

4. The parties acknowledge that Osicom is owed by NSI the approximate sum of $4,100,000 arising from the parties prior parent/subsidiary relationship. NSI agrees to pay all indebtedness in full to Osicom upon completion of the Rights Offering .

5. During the term of this Agreement, NSI shall provide to Osicom manufacturing and engineering support with respect to the Assigned Products on an "as needed" basis. Osicom will pay NSI for such support at a rate of one hundred and ten percent (110%) of the actual labor costs to NSI. The costs of any materials provided to Osicom by NSI with respect to manufacturing support provided by NSI shall be reimbursed by Osicom at a rate of one-hundred and ten (110%) of the actual cost of material incurred by NSI. NSI will invoice Osicom quarterly for NSI support and materials. Payment shall be due from Osicom to NSI on a net cash basis thirty (30) days from the billing date.

6. The parties acknowledge that in connection with the assignment of the Assigned Products, certain mutually agreeable employees will cease performing services for NSI and shall thereafter perform services for Osicom (the "Transferred Employees"). Transferred Employees shall be transferred to Osicom's payroll as of July 31, 1998. However, Transferred Employees shall remain on NSI's health insurance plan. NSI will forward an invoice each month to Osicom which shall indicate the amount of premium payment made by NSI with respect to such Transferred Employees as well as documentation of their continued coverage under NSI's health plan. Payment shall be due from Osicom to NSI on a net cash basis thirty (30) days from the billing date. Notwithstanding anything to the contrary in this Agreement, the terms of this Section 5 shall survive the termination of this Agreement.

7. Osicom shall provide to NSI certain MIS computer services at NSI place of business at Waltham, Massachusetts, including, without limitation, the maintenance of data lines. In consideration for such services, NSI shall pay to Osicom the sum of one thousand dollars ($1,000) per month, payable on the first day of each calendar month as long as NSI requires such services.

8. Osicom and NSI agree that Osicom shall have co-ownership of the intellectual property listed on Schedule C attached hereto (the "Intellectual Property"), completed as of the commencement of the Rights Offering, for Osicom's product development needs, provided, however, that the Intellectual Property shall become a part of a value-added Osicom product provided, further that Osicom shall not resell, license, transfer or assign to any third party all or any part of the Intellectual Property or any derivative thereof.

9. The term of this Agreement shall be for a period of twelve (12) months from the date set forth above. This Agreement may be sooner terminated only upon the written agreement of both parties hereto.

10. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

11. Notices given under this Agreement shall be in writing, and shall be deemed given when delivered by a recognized overnight service, or three
         (3) days after deposit by certified mail, return receipt requested, addressed to a party at the address given above, or to another address specified by a party.

12. This Agreement shall be governed by Massachusetts law. The parties consent to exclusive jurisdiction of courts sitting in Massachusetts for all disputes arising under this Agreement. Service of process is effective if served in the manner a notice may be given under this Agreement.

13. Neither NSI nor Osicom shall assign this Agreement to any other person or entity, without the prior written consent of the other party, provided, however, that Osicom may assign all or part of this Agreement to any of its subsidiaries without the prior consent of NSI.

14. This Agreement contains the entire understanding of the parties and may be changed or waived only in writing. Waiver of a breach of this Agreement shall not operate as a waiver of any other breach. This Agreement is binding upon and inures to the benefit of the parties hereto and their successors and assigns. Invalidity of any provision of this Agreement shall not affect other provisions.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above

Attest:                                     NET SILICON, INC.


                                            By: /s/ Cornelius Peterson
--------------------------                     ---------------------------------
                                                Cornelius Peterson, President


                                            OSICOM TECHNOLOGIES, INC.


                                            By: /s/ Christopher E. Sue
--------------------------                     -----------------------------
                                                Christopher E. Sue,
                                                Vice-President of Finance

                                   Schedule A
                     Commercial Products assigned to Osicom

ALL MODELS OF THE FOLLOWING

NETPrint
JETXPrint
Netcommuter

                                   Schedule B
      Furniture, fixtures and equipment assigned to Osicom-leased or owned.

All such equipment whether owned by NSI or leased located in Suite 241 now occupied by Osicom commercial sales at 411 Waverley Oaks Park.

All software currently in use in Suite 241 as NSI has title therein.

                                   Schedule C
               NSI Intellectual Property available for Osicom use

All designs of products of NSI as of the date of commencement of the Rights Offering.

         The deliverables for hardware products of NSI are verilog design models, CAD drawings for artwork, schematics for logic design, and bills of materials.

         The deliverables for software products are source code relating to software and firmware.

         All other hardware, software, firmware, documentation, bills of material, test plans necessary for Osicom to either design, modify or manufacture the components produced or to be produced by NSI.

                            OSICOM TECHNOLOGIES, INC.
                                2800 28TH Street
                                    Suite 100
                         Santa Monica, California 90405

                                                                  March 10, 1999

Mr. Cornelius Peterson VIII
President and CEO
NETsilicon, Inc.
411 Waverly Oaks Road
Suite 227
Waltham, Mass. 02154

Dear Pete:

     This letter confirms our agreement to amend the Intercompany Agreement (the "Agreement") dated as of May 1, 1998 between NETsilicon, Inc. ("NSI") and Osicom Technologies, Inc. ("Osicom") as set forth below. Osicom and NETsilicon hereby agree that these amendments shall be effective as of May 1, 1998.

     1. The term of paragraph 5 of the Agreement, as to engineering support only, shall expire on June 30, 1999, subject, however, to the right of Osicom to terminate such extension at any time on five (5) business days prior written notice to NSI. The term of paragraph 5 of the Agreement, as to manufacturing services, shall expire on April 30, 1999.

     2. Paragraph 8 of the Agreement is hereby deleted and replaced in its entirety by the following: NSI and Osicom shall jointly own the intellectual property set forth on the attached Schedule C (the "Intellectual Property") subject to the following limitations: (a) Osicom's rights to the Intellectual Property shall be limited to its use solely for the purpose of developing, manufacturing and selling the commercial products listed on Schedule A to the Agreement; (b) Osicom shall not use the Intellectual Property in any products that directly compete with any NETsilicon products; and (c) Osicom shall have no right to sell, license, transfer or assign to any third party all or any part of its rights in the Intellectual Property or any derivative thereof. Furthermore, Osicom acknowledges that, except as provided herein, NETsilicon's rights to the Intellectual Property are owned by NETsilicon without limitation.

     3. Schedule C of the Agreement is hereby deleted and replaced it its entirety by Schedule C attached to this letter and made a part hereof.

     4. Except as amended by this letter, the Agreement remains in full force and effect according to its terms.

     If the foregoing correctly sets our agreement, please sign and return this letter to me.

                                        Very truly yours,

                                        OSICOM TECHNOLOGIES, INC.



                                        By: /s/ Par Chadha
                                            ------------------------------------
                                            Par Chadha, Chief Executive Officer


Agreed to and accepted
this 10th day of March, 1999


NETsilicon, Inc.


/s/ Cornelius Peterson VIII
---------------------------
Cornelius Peterson, VIII
President and CEO